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                                  EXHIBIT 5-1

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  FORM 12b-25
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                                                         SEC FILE NUMBER 0-17529

                                                         CUSIP NUMBER 298738105
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                          NOTIFICATION OF LATE FILING

(Check One): [ ]Form 10-k  [ ]Form 20-f  [x]Form 10-Q  [ ]Form N-SAR

          For Period Ended:      9-30-95
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          [ ] Transaction Report on Form 10-K
          [ ] Transaction Report on Form 20-F
          [ ] Transaction Report on Form 11-K
          [ ] Transaction Report on Form N-SAR
          For the Transition Period Ended:
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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 - REGISTRANT INFORMATION
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Full Name of Registrant

 Europa Cruises Corporation
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Former Name if Applicable


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Address of Principal Executive Office(Street and Number)

 150 - 153rd Ave., East, Suite 200, Madeira Beach, Fl  33708
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
[x] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The closing of the Company's accounts for the period September 30, 1995 was delayed by the change of the Chief Financial Officer. The subject report will be filed before the fifth calendar day following the prescribed due date.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Debra  Gladstone                    813                   393-2885
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          (Name)                       (Area Code)            (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                   [X]Yes [ ]No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                      [ ]Yes [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

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                          EUROPA CRUISES CORPORATION
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                 (Name of Registrant as Specified in Charter)
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has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    November 9, 1995             By  /s/ Debra Gladstone
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                                        Debra Gladstone, Chief Financial Officer

-----------------------------------ATTENTION------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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